EXHIBIT 99.2

SULLIVAN & WORCESTER	Sullivan & Worcester LLP 1290 Avenue of the Americas New York, NY 10104	T 212 660 3000 F 212 660 3001 www.sandw.com

June 20, 2008

By Facsimile and Mail

Nicholas Malino
President
Amerex Companies, Inc. 1105 N. Peoria Avenue Tulsa, OK 74106

Re:	Letter Agreement dated August 10, 2007 between Amerex Group, Inc. and Professional Offshore Opportunity Fund, Ltd. (the "Letter Agreement")

Dear Mr. Malino:

Pursuant to the referenced Letter Agreement, we write on behalf of our client, Professional Offshore Opportunity Fund, Ltd. (the "Lender"), to demand that Amerex Group, Inc. (the "Borrower") repurchase the 500,000 shares (the "Shares") issued by Borrower to Lender in connection with the $750,000 Loan referenced in the Letter Agreement. The repurchase price is $700,000.

Under the Letter Agreement, Borrower is obligated promptly to repurchase the Shares for $700,000 in the event that they are not unrestricted and freely tradable at the time of an event of default under the Note. Borrower is and has been for some time in default under the Note, yet the Shares remain restricted and unregistered. As such, Borrower is required to fulfill it repurchase obligation under the Letter Agreement.

You should also know that Lender has directed this firm to commence a lawsuit against Borrower for the full amount due under the Note. Unless we receive an adequate assurance from you today that Amerex will honor its repurchase obligation under the Letter Agreement, the lawsuit will seek to enforce the Letter Agreement as well.

This demand is made without prejudice to Lender's rights against Borrower under the Note, the Letter Agreement, or any other agreement.

Respectfully yours,

/s/ Andrew T. Solomon

Andrew T. Solomon

Direct line: 212 660 3023
asolomon@sandw.com

cc.: Professional Offshore Opportunity Fund, Ltd.

BOSTON  NEW YORK  WASHINGTON, DC